EXECUTIVE SALARY CONTINUATION AGREEMENT THAT
SUPERSEDES AND REPLACES THE EXECUTIVE
SUPPLEMENTAL RETIREMENT PLAN EXECUTIVE
AGREEMENT DATED SEPTEMBER 26, 2002

THIS AGREEMENT, made and entered into this _______ day of ____________, 2006, by and between Peachtree Bank, a bank organized and existing under the laws of the State of Alabama (hereinafter referred to as the “Bank”), and Harvey N. Clapp, an Executive of the Bank (hereinafter referred to as the “Executive”).

WHEREAS, the Bank is a wholly owned subsidiary of Maplesville Bancorp, an Alabama corporation (hereinafter referred to as “Bancorp”);

WHEREAS, the Bank and the Executive are parties to an Executive Supplemental Retirement Plan Executive Agreement dated the 26th day of September, 2002, between Peachtree Bank and Harvey N. Clapp that provides for the payment of certain benefits. This Executive Salary Continuation Agreement that supersedes and replaces the Executive Supplemental Retirement Plan Executive Agreement dated September 26, 2002, shall bring the Executive Supplemental Retirement Plan Executive Agreement dated September 26, 2002, into compliance with Internal Revenue Code §409A enacted on October 22, 2004. The benefits provided hereunder shall supersede and replace the existing Executive Supplemental Retirement Plan Executive Agreement and the benefits provided thereby;

WHEREAS, the Executive has been and continues to be a valued Executive of the Bank, and is now employed with the Bank;

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Executive’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive’s continued employment is essential for the future growth and profits of the Bank and it is in the best interest of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive remains in the Bank’s employ during the Executive’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Executive’s employment be retained as herein provided;

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or the Executive’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

THEREFORE, in consideration of past employment performance and employment to be performed in the future as well as the mutual promises and covenants herein contained it is agreed as follows:

I.	EFFECTIVE DATE

The Effective Date of this Agreement shall be January 1, 2006.

II.	EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

III.	FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

IV.	DEFINITIONS

A.	Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the Executive’s sixty-second (62nd) birthday or such later date as the Executive may actually retire.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-two (62).

C.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31st of the year of the effective date.

D.	Termination of Employment:

Termination of Employment shall mean voluntary resignation of employment by the Executive or the Bank’s discharge of the Executive without cause (Subparagraph IV [E]), prior to the Normal Retirement Age (Subparagraph IV [B]).

E.	Discharge for Cause:

The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties (as long as such duties are consistent with his duties as of the date of the Agreement, with such changes as the Executive may agree to); or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan. In the alternative, if the Executive is permitted to resign due to inappropriate conduct as defined above, the Board of Directors may vote to deny all benefits. A majority decision by the Board of Directors is required for forfeiture of the Executive’s benefits.

F.	Change of Control:

In accordance with Internal Revenue Code §409A, the Change of Control shall be defined as the occurrence of any one of the following:

a.	the acquisition of more than fifty percent (50%) of the value orvoting power of the Bank’s or Bancorp’s stock by a person or group;

b.	the acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s or Bancorp’s stock by a person or group;

c.	the replacement of a majority of the Bank’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the current board members; or

d.	the acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s or Bancorp’s assets by an unrelated entity.

For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

G.	Disability:

An Executive is considered disabled if he or she is: [1] unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or [2] by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Executive of the Bank. If there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician mutually selected by the Bank and the Executive and such resolution shall be binding upon all parties to this Agreement.

V.	RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

The Bank, commencing with the first day of the second month following the Retirement Date (Subparagraph IV [A]), shall pay the Executive an annual benefit equal Ninety-Five Thousand and 00/100th Dollars ($95,000.00). Said benefit shall be paid in equal monthly installments (1/12th of the annual benefit) until the death of the Executive. Upon the death of the Executive, if there is a balance in the accrued liability retirement account, such balance shall be paid in one (1) lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

In accordance with the Internal Revenue Code §409A, if the Executive is a Key Employee, and said Bank is publicly traded at the time of retirement, any such benefit payment shall be withheld for six (6) months following such retirement.

VI.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-two (62) years (or such later date as may be agreed upon), the Bank will pay the accrued balance on the date of death, of the Executive’s accrued liability retirement account in one (1) lump sum, the first day of the second month following the Executive’s death, to such individual or individuals as the Executive may have designated in writing and filed with the Bank, at which time this Agreement shall terminate. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made by the first day of the second month following the decease of the Executive.

VII.	DISABILITY

In the event the Executive becomes disabled prior to the Executive’s Retirement Date (Subparagraph IV [A]), and the Executive’s employment is terminated because of such disability, he shall become one hundred percent (100%) vested in the balance of the accrued liability retirement account. Said balance shall be paid in a lump sum, without regard to the Executive’s Normal Retirement Age (Subparagraph IV [B]), thirty (30) days following such termination of employment.

VIII.	BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

IX.	VESTING

The Executive shall be one hundred percent (100%) vested in the accrued liability retirement account.

X.	TERMINATION OF EMPLOYMENT

Subject to Subparagraph IV (E), in the event that the employment of the Executive shall terminate prior to Normal Retirement Age, as provided in Subparagraph IV (B), by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall pay to the Executive an amount of money equal to balance of the Executive’s accrued liability retirement account on the date of said termination, multiplied by the Executive’s cumulative vested percentage (Paragraph IX). This compensation shall be paid in one (1) lump sum the first day of the second month following said Termination.

In accordance with Internal Revenue Code §409A, if the Executive is a Key Employee, and said Bank is publicly traded at the time of termination of employment, any such benefit payment shall be withheld for six (6) months following such termination of employment.

In the event the Executive’s death should occur after such termination but prior to the payment provided for in this Paragraph X, the balance shall be paid, in one (1) lump sum to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

In the event the Executive shall be discharged for cause at any time in accordance with Subparagraph IV (E), this Agreement shall terminate and all benefits provided herein shall be forfeited.

XI.	CHANGE OF CONTROL

If the Executive subsequently suffers a Termination of Employment (voluntarily or involuntarily), except for cause, anytime subsequent to a Change of Control as defined in Subparagraph IV (F), then the Executive shall receive the benefits in Paragraph V herein upon attaining Normal Retirement Age (Subparagraph IV [B]), as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age. Said payment shall be made in accordance with Internal Revenue Code §409A. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, consolidation or conversion of the Bank or Bancorp shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

XII.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XIII.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

Neither the Bank nor Bancorp shall merge or consolidate into or with another bank or company or sell substantially all of either of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:

The laws of the State of Alabama shall govern the validity and interpretation of this Agreement.

H.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

I.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

J.	Supersede and Replace Entire Agreement:

This Agreement shall supersede the Executive Supplemental Retirement Plan Executive Agreement dated the 26th day of September, 2002, and shall replace the entire agreement of the parties pertaining to this particular Executive Salary Continuation Agreement.

XIV.	ADMINISTRATIVE AND CLAIMS PROVISION

A.	Plan Administrator:

The “Plan Administrator” of this Executive Plan shall be Peachtree Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

a.	Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Executive Plan will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Executive Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Executive Plan. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Executive Plan provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.

d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:

(i.)
Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Executive Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i.)
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than fortyfive (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)
The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Executive Plan provisions upon which the decision is based.

(iii.)
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Executive Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

PEACHTREE BANK
Maplesville, AL

By:
Witness	(Bank Officer other than Insured) Title

Witness	Harvey N. Clapp